ISCO's Digital Adaptive Notch Filter (dANF) Technology Restores Capacity, Coverage and Data Throughput for Wireless Networks

ELK GROVE VILLAGE, IL -- 06/14/2006 -- ISCO International, Inc. (AMEX: ISO), a leading supplier of RF-conditioning and interference-control solutions for the wireless telecommunications industry, today announced the availability of its next-generation digital Adaptive Notch Filter™ (dANF) technology for the wireless industry.

Unprecedented cellular growth and increasing system complexity, have led to dynamic interference environments for cellular operators. To-date, the industry has relied on fixed, high-performance specialty filters to protect cell sites from unwanted in-band, fixed interference. In reality, the predominant sources of interference are random and varying in nature, and typically change by day, time, frequency and amplitude due to changes in topology, cell-loading, site additions and competitive systems.

The ISCO dANF employs adaptive interference identification techniques to mitigate the effects of this dynamic interference in wireless networks. This innovative new platform integrates digital signal processing and characterization with ISCO's highly successful and patented ANF filtering techniques, in a powerful, Linux-based system architecture. The dANF is an innovative and cost-effective solution for interference mitigation in wireless systems worldwide.

"With the launch of the digital ANF platform, we've taken the next step in our overall strategy of bringing highly differentiated, software-based products to the wireless industry," said Neal Campbell, Executive Vice President, Next Generation Products. "The digital Adaptive Notch Filter can provide significant performance gains for CDMA voice, EV-DO and UMTS networks impaired by in-band interference."

Interference

Interference in cellular networks can take on a variety of forms. Intra-system interference (including self induced inter-modulation) caused by co-location with other carriers and technologies often creates challenging interference environments. Cross border transmissions from traffic on a competing carrier's network, spurious emissions from FM, terrestrial microwave and corporate data links are other typical sources of dynamic, time varying interference. These types of environments require adaptive interference mitigation techniques. One of the most ubiquitous varieties results from re-mining existing 2G spectrum with 3G technologies.

dANF Technology Overview

The digital Adaptive Notch Filter (dANF) identifies, prioritizes and suppresses up to three random and dynamic interference signals that are within the receive bands of mobile communication systems. These in-band interference signals are especially prevalent in spread spectrum (CDMA/UMTS/WiFi) mobile systems, and are extremely difficult to control using conventional means. ISCO's new Linux and DSP based product has improved cost, performance, and time-to-market advantages over existing solutions, especially in anticipation of the increased system demands brought about by 2.5G and 3G cellular architectures. This adaptive interference management (AIM) platform provides the foundation for future applications of software-based filtering in WiMax, and other 4th Generation wireless systems.

The dANF technology is compatible with all spread spectrum-based wireless technologies (CDMA, UMTS, WiFi). The product integrates seamlessly with all wireless infrastructure manufacturers' cell site equipment. Importantly, due to the flexible Linux architecture, it is possible to future proof your network from new types and modes of interference as new wireless technologies are introduced.

For additional information on ISCO and digital Adaptive Notch Filters, contact danfsales@iscointl.com or visit www.iscointl.com. Here you will find additional information, white papers and customer presentations.

About ISCO International

ISCO International, Inc. is a leading global supplier of radio-frequency management and interference-control systems for the wireless telecommunications industry. By integrating state-of-the-art filtering, duplexing & low noise amplifier technology, we improve the performance of new and existing cellular deployments. ISCO products focus on software-based, adaptive filtering solutions targeted at increasing the performance of CDMA and WCDMA wireless systems worldwide.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's ability to obtain additional financing in the future; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; the Company's ability to protect its intellectual property the risks associated with foreign operations and the risks of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

CONTACT:
Neal Campbell
EVP Next Generation Products
1-847-391-9416
neal.campbell@iscointl.com
www.iscointl.com